EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-226585 on Form S-3 and Registration Statement Nos. 333-195456, 333-160371 and 333-225955 on Form S-8 of Columbia Banking System, Inc. of our report dated February 25, 2021, relating to the financial statements of Umpqua Holdings Corporation, and the effectiveness of Umpqua Holdings Corporation’s internal control over financial reporting, incorporated by reference in this Current Report on Form 8-K dated December 29, 2021, appearing in the Annual Report on Form 10-K of Umpqua Holdings Corporation for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Portland, Oregon

December 29, 2021